Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is by and among On Track Innovations Ltd., an Israeli corporation (“OTI Israel”) and OTI America, Inc., a Delaware corporation (collectively the “Company” or “OTI”), and Dimitrios Angelis (“Executive”).

RECITALS

A.           The Company is involved in the business of designing, developing and marketing solutions based on its secure contactless microprocessor-based smart card technology.

B.            The Company wishes to employ Executive and Executive wishes to be employed by the Company in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and the Company agree as follows:

1.             Employment.  Effective on the date that this Agreement is approved by the requisite majorities of the shareholders of the Company in a duly convened shareholders meeting (the “Effective Date”), the Company will employ Executive, and Executive agrees to be employed as Chief Executive Officer of OTI America, which responsibilities shall include the management of the Company’s intellectual property and its related litigation and licensing and all other management authorities, unless otherwise determined by the board of directors of OTI Israel.  Executive will comply in all material respects with all rules, policies, and procedures of the Company as established by the Company’s articles of incorporation and bylaws and policies as adopted by its board of directors from time to time.  During Executive’s employment, Executive will not engage in any other business activity that interferes with or prevents Executive from carrying out Executive’s obligations under this Agreement, whether or not such activity is pursued for gain, profit, or other pecuniary advantage.  Executive will report only to the board of directors of OTI Israel.  Only OTI Israel's board of directors may change Executive’s title, job responsibilities and to whom he reports without Executive’s consent, provided that in all cases Executive retains the title of and responsibilities of an executive officer of OTI America or the Company and the Compensation and Equity Incentives (Section 3 hereof) and Other Benefits (Section 4 hereof) remain unchanged.  Executive currently serves on the Company’s board of directors, and is currently the chairman of the board of directors, and such work may continue and not be in violation of this Agreement. Company acknowledges and accepts that Executive may be associated with and contribute to the organizations listed in Exhibit A, which activities and list will be reviewed and approved not less than annually by the Company’s compensation committee.   Executive is obligated to devote his full time, attention and energies to perform the duties assigned hereunder as Chief Executive Officer, and Executive agrees to perform such duties diligently, faithfully and to the best of his abilities.

2.             Term of Employment.  Employment under this Agreement shall be for a term (the “Term”) of three (3) years from the date of this Agreement (the "Original Employment Term"); however, either Executive or the Company may terminate Executive’s employment at any time with or without Cause or Good Reason, as defined in this Agreement, and without notice, subject to the terms of this Agreement including Section 5.2.2; provided that the Employment Term shall be automatically extended, subject to earlier termination as expressly provided in this Agreement, for successive additional one (1) year periods (the “Additional Terms”), unless either Executive or the Company submits written notice to the other at least one-hundred eighty (180) days prior to the end of the Original Employment Term or the then Additional Term.  Any termination of Executive’s employment by Executive or the Company (other than death) shall be communicated by written notice of termination to the other party. [

3.             Compensation and Equity Incentives.   During the Term of Executive’s employment under this Agreement, Executive shall be entitled to compensation computed and paid as follows, reduced by applicable federal, state, and local withholdings, or payroll or other taxes or fees and authorized deductions:

3.1           Salary.  Executive shall be paid an annual gross salary at the rate of $300,000 (the “Annual Base Salary”), with actual amounts paid to be prorated for the actual period of employment, payable in equal installments in accordance with the Company’s normal payroll practices.  The Board of Directors of OTI Israel shall review Executive’s Annual Base Salary at least annually for adjustments based on Executive’s performance and other relevant factors and may determine in its sole discretion whether any increase in Annual Base Salary shall be made, provided that in any event an increase of up to 15% per annum shall not require the approval of the shareholders in accordance and subject to the Company’s Executives Compensation Policy.  The Annual Base Salary shall not be decreased without Executive’s express written consent.

3.2           Annual Bonus. During employment with the Company, the board of directors of OTI Israel will adopt a bonus plan based on the criteria established in section 6.2.3 and 6.2.4 of the Company’s Executive Officers Compensation Policy under which Executive starting on the year 2014, shall participate, as and to the extent provided by the plan as adopted by the board of directors.

3.3           Special Bonus.  The Company will pay Executive a cash bonus (less applicable withholdings) upon commencement of full time employment of $50,000.

3.4           Stock Option Grant.  The Company will grant to Executive an option (the “Option”) to purchase 150,000 shares of OTI Israel's ordinary shares (the “Shares”), the exercise price of which shall be the market price of the Shares as determined by the closing price of the Shares on Nasdaq on the date this Agreement is approved by the Company’s shareholders.  The Option shall vest as follows:  1/3 after twelve (12) months of full time employment, additional 1/3 after twenty four (24) months of full time employment and the last 1/3 after thirty six (36) months of full time employment.

4.             Other Benefits.

4.1           Certain Benefits.  Executive shall participate in employee benefit programs, established by the Company for personnel on a basis commensurate with Executive’s position and in accordance with the Company’s benefit plans and arrangements from time to time, including eligibility requirements. During the Term, the Company shall provide Executive full medical coverage (e.g. health and dental), as provided to employees from time to time by the Company.

4.2           Expenses.  The Company shall reimburse Executive in accordance with the Company’s policies and procedures for reasonable expenses necessarily incurred in Executive’s performance of Executive’s duties against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure; provided, in any event, that such expenses may not exceed the provision for such expenses in the then applicable Company annual operating budget.

4.3           Indemnification.  In accordance with the terms and provisions of the Company’s articles of association and applicable law, Company will defend, indemnify and hold harmless Executive from and against any and all demands, claims, actions, causes of action, assessments, liabilities, losses, damages, costs and expenses, including reasonable attorneys fees arising from the Executive’s service under this Agreement, to the maximum extent permitted under applicable law. Notwithstanding anything herein to the contrary, this Section will survive the termination of this Agreement.

4.4           Change of Control. In the event there is a change in control of the Company and Executive is no longer employed by the Company, then Executive shall receive the following:

a. Executive’s Options shall all immediately vest; and
b. Executive shall receive one years’ then Annual Base Salary; and
c. Executive’s Options shall be treated as ordinary shares under the Poison Pill plan.

For the purposes of this section “change of control” shall mean with respect to OTI Israel: (a) a merger or consolidation wherein a majority of the shareholders of the Company immediately prior to the merger or consolidation do not own a majority of the voting shares of the surviving corporation immediately following the merger or consolidation, (b) the consummation of a tender offer or takeover bid for the Shares (other than a tender offer by the Company or an affiliate), the result of which is that a majority of the shareholders of OTI Israel immediately prior to the tender offer do not own a majority of the voting shares of the surviving corporation immediately following the tender offer, (c) a sale of all or substantially all the assets of OTI Israel, and (d) the dissolution of OTI Israel.

5.             Termination. The following provisions shall apply upon termination of Executive’s employment under applicable circumstances as set forth below.  Any amount payable to Executive under this Section 5 shall be subject to all applicable federal, state, and local withholdings, or payroll or other taxes.  Except as set forth in this Section 5, upon termination of employment, Executive shall not be entitled to further payments, severance, or other benefits arising under this Agreement or from Executive’s employment with the Company.

5.1           By the Company with Cause or by Executive without Good Reason.  If the Company terminates Executive’s employment for Cause or if Executive terminates Executive’s employment without Good Reason, Executive shall be paid for unpaid wages and unused accrued vacation earned through the termination date.

5.1.1           “Cause,” as used herein, means any of the following: (i) willful misconduct, moral turpitude, failure to perform duties described in paragraph 1 hereinabove after thirty (30) days’ written notice of the need to cure the failure and cure has not been effected within that time period, or which failure, if previously cured, recurs;  (ii) dishonesty, fraud, or gross negligence; (iii) personal conduct that is materially detrimental to the business and for which Executive did not have a good faith belief that such conduct was in the Company’s best interests; or (iv) the commission of conduct that would constitute a felony or gross misdemeanor.

5.1.2           “Good Reason,” as used herein, means any material breach of this Agreement by the Company which, if curable, has not been cured within thirty (30) days after the Company has been given written notice of the need to cure the breach, or which breach, if previously cured, recurs.

5.2           By the Company other than for Cause or Total Disability or by Executive for Good Reason.  If the Company terminates Executive’s employment other than for Cause or Total Disability or if Executive terminates Executive’s employment for Good Reason, the Company shall provide to Executive the amounts set forth in this Section 5.2.

5.2.1           Unpaid salary earned through the termination date; and

5.2.2           Separation payments in an amount equal to twelve (12) months Annual Base Salary in effect at the time of termination.

5.3           Total Disability; Death.  If the Company or Executive terminates Executive’s employment due to Executive’s Total Disability or death, the Company shall pay to Executive unpaid wages earned through the termination date, and, if termination is due to disability, the benefits of disability insurance shall continue as provided in the Company’s disability policy.  “Total Disability” as used herein shall have the same meaning as the term “Total Disability” as used in the Company’s long-term disability policy in effect at the time of termination, if one exists.  If the Company does not have a long-term disability policy in effect at such time, the term “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties hereunder for a period aggregating ninety (90) calendar days in a twelve (12) month period.

6.             Confidential Information.

6.1           Definition.  Executive has obtained or may obtain from OTI or any of its Affiliates or agents or representatives (collectively, for purposes of this Section 6, “OTI Entities”), information, including information concerning OTI Entities’ (i) business, development, and marketing plans, (ii) prices and pricing strategies, (iii) trade secrets, and (iv) other ideas, concepts, strategies, designs, suggestions, and recommendations (collectively, the “Confidential Information”).  “Confidential Information” includes, but is not limited to, information of the foregoing type or nature of any of the OTI Entities’ shareholders and affiliates, but does not include information in the public domain through no fault of Executive.

6.2           Non-Disclosure and Return of Confidential Information.  Executive shall not disclose any of the Confidential Information to any other person or entity, or use any Confidential Information for any purpose unless authorized in writing by the Company.  Executive shall return all Confidential Information to the Company, along with any and all copies, immediately upon termination of Executive’s employment with the Company.

6.3           Third Party’s Information. Executive agrees to maintain the confidentiality of, and not to use for any purpose except in furtherance of his duties under this Agreement, confidential information he or the OTI Entities receives from one or more third parties to which any of the OTI Entities is subject to a duty of non-disclosure and to restrictions on the use thereof.

6.4           General.  Executive’s obligation under this Agreement is in addition to any obligations Executive has under state or federal law.  Executive’s obligations under this Section 6 are indefinite in term and shall survive the termination of this Agreement.

7.             Remedies. Notwithstanding any other provisions of this Agreement regarding dispute resolution, Executive agrees that Executive’s violation of any of Section 6, of this Agreement, if proven would cause the Company or its affiliates irreparable harm which would not be adequately compensated by monetary damages and that an injunction may, subject to the provisions of Section 12.6, be granted by any court or courts or arbitral panel having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of Section 6.  The preceding sentence shall not be construed to limit the Company or its affiliates from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 6.

8.             Disclosure.  Executive agrees fully and completely to reveal the terms of the terms of Section 6 of this Agreement to any future employer or business contacts of Executive and authorizes the Company and its Affiliates, at their election, to make such disclosure.

9.             Representation and Warranties of Executive.  Executive is a member in good standing of the bar association for the state of New Jersey, and will continue to maintain such membership, and has not been the subject of any disciplinary action by such bar association.  Subject to the Executive resigning from his current work position, Executive represents and warrants to the Company that Executive is free to enter into this Agreement and has no commitment, arrangement, or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services, and duties provided for in this Agreement.  Executive shall not in the course of Executive’s employment violate any obligation that Executive owes any former employers.

10.           Assignability.  During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger, or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger, or liquidation and notwithstanding anything in this Agreement, such assignment and Executive’s transfer of employment thereunder shall not be deemed a termination of employment under Section 5.2 of this Agreement. This Agreement is binding upon Executive, Executive’s heirs, personal representatives, and permitted assigns and on the Company, its successors, and assigns.

11.           Survival.  Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with the Company, except for obligations under Sections 1, 2, 3, 4.1 and 4.2.

12.           Miscellaneous Provisions.

12.1           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter hereof and thereof and supersede any prior agreement or understandings among the parties as to such matters, oral or written, all of which are hereby canceled.  This Agreement may only be modified or amended by written agreement of the parties hereto.

12.2           Governing Law.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without giving effect to any principles of conflicts of laws.

12.3           Headings.  The headings in this Agreement are inserted for convenience only and shall not affect the interpretations of this Agreement.

12.4           Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

12.5           Heirs, Successors, and Assigns.  Each of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

12.6           Mediation and Arbitration.  Should any dispute arise out of or relate to this Agreement, or its breach, and if the dispute or breach cannot be settled through direct discussions without attorneys present, the dispute will first be submitted for confidential and nonbinding mediation where each party is represented by a person authorized to compromise its claims and negotiate and execute a settlement agreement to such dispute.  Each party agrees to participate in such mediation in a good faith effort to resolve such dispute.  The mediator shall be as mutually agreed by the parties, except that if the parties are unable to agree on a mediator, each party shall designate a mediator who shall together designate an independent third person to mediate the dispute.  If the mediation shall be unsuccessful in resolving the dispute, the dispute will then be submitted for confidential and binding arbitration with parties represented by attorneys if so chosen.  The parties shall be entitled to invoke the rules of discovery applicable to state court proceedings.  The arbitration proceedings shall be conclusive and any party to any award rendered in any such arbitration proceeding shall be entitled to have judgment entered thereon.  The arbitrator shall determine the “prevailing party” and such party shall be entitled to its actual attorneys’ fees and costs which shall be part of the award.  The foregoing shall not prevent any party from seeking temporary injunctive relief from a court of competent jurisdiction for any impending, actual, or threatened breach of the provisions of this Agreement in the Superior Court of the State of New Jersey, County of Morris

12.7           Attorneys’ Fees, etc.  If a suit, action, arbitration, or other proceeding of any nature whatsoever (including, without limitation, any bankruptcy proceeding) is instituted in connection with any controversy arising out of this Agreement or to interpret or enforce any rights under this Agreement, the prevailing party shall be entitled to recover his attorneys’ fees and all other fees, costs and expenses actually incurred and reasonably necessary in connection therewith, as determined by the arbitrator or by the court at trial or on appeal or review, in addition to an other amounts provided by law.

12.8           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  Facsimile signatures of the parties to this Agreement or any amendment of this Agreement shall be deemed original signatures, and each member or other party shall forward to the Company the original signed version of such document promptly following facsimile transmission.

12.9           Executive’s Recognition of Agreement. Executive acknowledges that Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of the Company and its Affiliates.  Executive acknowledges that Executive had this Agreement reviewed by an attorney of his selection.

12.10.        Notices.  Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by hand, by facsimile, or by registered or certified mail, to the parties at the respective addresses set forth below their signatures herein, or such other address as may be provided to each party by the other.

12.11.        Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

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SIGNATURE PAGE – EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of December 22, 2013, to be effective on the Effective Date.

ON TRACK INNOVATIONS, LTD.

By /s/ Ofer Tziperman / Shay Tomer
Title: CEO / CFO

OTI AMERICA, INC.

By /s/ Ofer Tziperman
Title: Chairman

EXECUTIVE

/s/ Dimitrios Angelis
Dimitrios Angelis

Exhibit A

1. Habitat for Humanity, Board Member

2. 310 West 18th Street Owners Cooperative, Board Member

3. Distinguished Homes LLC, Principal

4. Mirror Me Designs LLC, Principal